UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻

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◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

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Three Canal Plaza, Suite 600
Portland, Maine 04101
ADDITIONAL INFORMATION REGARDING THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 19, 2020
The following Notice of Availability of Remote Attendance relates to the proxy statement (the “Proxy Statement”) of ASA Gold and Precious Metals, Ltd. (the “Company”), dated January 29, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Company’s Annual General Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, March 19, 2020. This Notice is being filed with the Securities and Exchange Commission to provide notice of the availability of an online webinar with respect to the Company’s the Annual Meeting and is being made available to shareholders on or about March 13, 2020.
THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

March 13, 2020
Contact: Axel Merk
Chief Operating Officer
(650) 376-3135 or (800) 432-3378
info@asaltd.com

For Immediate Release:
ASA Gold & Precious Metals Ltd. Invites Online Attendance at March 19, 2020 Annual General Meeting
San Francisco, CA, March 13, 2020 – Due to recommended health precautions and travel constraints from the Coronavirus (COVID-19) global health issue, ASA Gold and Precious Metals Limited (the “Company”) (NYSE: ASA) will hold the Company’s Annual General Meeting of Shareholders (the “Meeting”) on March 19, 2020, via online webinar, hosted by the Company’s investment adviser, Merk Investments (“Merk”).  In-person attendance for shareholders at the Meeting, as provided in the Company’s proxy statement dated January 29, 2020, at the offices of K&L Gates LLP in New York, NY, is expected to remain possible.  The facilities will enable shareholders to participate in the Meeting.  The Company’s Board of Directors and certain members of management will be dialing in to the webinar from remote locations and will be not present in person.  In addition, it is possible that shareholders who seek to attend the Meeting in-person will be subject to screening with regard to COVID-19 exposure to comply with local health and government guidelines and applicable building policies.
Anyone who registers for the webinar or who participates in the webinar at the offices of K&L Gates LLP will be able to attend the Meeting and be provided an opportunity to ask questions of the Board of Directors and Merk.
•	When: March 19, 2020 at 10:00 am Eastern Time
•	How: Register at merkinvestments.com/asa-shareholder-meeting
•	What: See the Notice of Annual General Meeting of Shareholders and Proxy Statement.
The Company encourages eligible shareholders to vote on the proposals prior to the Meeting using the instructions provided in the proxy statement previously distributed.  Also, telephone voting will remain available, allowing the Company’s shareholders the opportunity to vote their shares on the date of the Meeting.   Shareholders may call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada and should have available the control number found on the proxy card previously provided. Voting is expected to close half an hour after the commencement of the Meeting, unless extended by the Chair at the Meeting.
As described in the proxy materials for the Meeting, the Company’s shareholders are entitled to participate in the Meeting if they were a shareholder of record as of the close of business on January 21, 2020, the record date. The proxy card included with the proxy materials previously distributed will not be updated to reflect information provided above and may continue to be used to vote each shareholder’s shares in connection with the Meeting.

About the Company
The Company is a non-diversified, closed-end fund that seeks long-term capital appreciation primarily through investing in companies engaged in the exploration for, development of projects in, or mining of precious metals and minerals.
It is a fundamental policy of the Company that at least 80% of its total assets must be (i) invested in common shares or securities convertible into common shares of companies engaged, directly or indirectly, in the exploration, mining or processing of gold, silver, platinum, diamonds or other precious minerals, (ii) held as bullion or other direct forms of gold, silver, platinum or other precious minerals, (iii) invested in instruments representing interests in gold, silver, platinum or other precious minerals such as certificates of deposit therefor, and/or (iv) invested in securities of investment companies, including exchange traded funds, or other securities that seek to replicate the price movement of gold, silver or platinum bullion.
The Company employs bottom-up fundamental analysis and relies on detailed primary research including meetings with company executives, site visits to key operating assets, and proprietary financial analysis in making its investment decisions.
Investors are encouraged to visit the Company’s website www.asatld.com for additional information, including historical and current share prices, news releases, financial statements, tax and supplemental information.
Investment advisory services for the Company are provided by Merk Investments LLC, an SEC registered investment adviser. Merk provides investment advice on liquid global markets, including domestic and international equities, fixed income, commodities and currencies and their respective derivative markets. For more information on Merk, please visit www.merkinvestments.com.
Certain Tax Information
The Company is a “passive foreign investment company” for United States federal income tax purposes. As a result, United States shareholders holding shares in taxable accounts are encouraged to consult their tax advisors regarding the tax consequences of their investment in the Company’s common shares.

This information does not constitute investment advice and is not intended as an endorsement of any specific investment. The information contained herein is general in nature and is provided solely for educational and informational purposes. The information provided does not constitute legal, financial or tax advice. You should obtain advice specific to your circumstances from your own legal, financial and tax advisors. As with any investment, past performance is no guarantee of future performance. Registration with the SEC does not imply any level of skill or training.